Exhibit 10.4

PROMISSORY NOTE

$49,000,000.00	May 26, 2026
Perth, New York

FOR VALUE RECEIVED, in connection with that certain loan (the “Loan”) of even date herewith, 256 COUNTY ROUTE 117 PERTH LLC, a Delaware limited liability company, as maker, having an address at c/o Vireo Growth Inc., 207 South 9th Street, Minneapolis, Minnesota 55402 (together with its successors and permitted assigns, the “Borrower”), hereby UNCONDITIONALLY PROMISES TO PAY in lawful money of the United States of America and in immediately available funds, TO THE ORDER OF IIP-NY 2 LLC, a Delaware limited liability company (together with its successors and assigns, the “Lender”), as payee, at Lender’s address at 11440 West Bernardo Ct, Suite 100, San Diego, CA 92127, or at such other place as Lender may from time to time designate in writing, the principal sum of Forty-Nine Million and No/100 DOLLARS ($49,000,000.00), together with all accrued interest thereon as provided in this Promissory Note (this “Note”) and all other amounts due and payable under this Note, that certain Mortgage (as hereinafter defined), and the other Loan Documents (as defined in the Mortgage), as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with their terms.

ARTICLE I

GENERAL TERMS

Section 1.01          Secured Loan. The Loan evidenced by this Note is secured by, among other things, a mortgage given by Borrower (therein referred to as “Mortgagor”) to Lender (therein referred to as “Mortgagee”) of even date herewith (the “Mortgage”), encumbering certain real property and appurtenances located and known as 256 County Route 117 in Perth, New York, as more particularly described in the Mortgage (the “Property”). Lender shall be entitled to all rights, remedies, and benefits as provided by the Mortgage and shall have all rights to enforce the covenants and agreements therein. The covenants, conditions, and agreements contained in the Mortgage and other Loan Documents are hereby made a part of this Note to the extent and with the same force as if they were fully set forth herein.

Section 1.02          Definitions. Unless otherwise specified herein, all capitalized terms used herein but not defined herein shall have the meaning given such term in the Mortgage.

Section 1.03          Negotiable Instrument. Borrower agrees that this Note is a negotiable instrument, even though this Note, absent this paragraph, may not otherwise qualify as a negotiable instrument under New York law.

Section 1.04        Exculpation. NOTWITHSTANDING ANY PROVISION IN THE LOAN DOCUMENTS TO THE CONTRARY, BORROWER’S PERSONAL LIABILITY FOR PAYMENT OF THIS NOTE AND THE PERFORMANCE OF THE OBLIGATIONS UNDER THIS NOTE IS LIMITED IN THE MANNER AND TO THE EXTENT EXPRESSLY PROVIDED IN ARTICLE V HEREOF.

ARTICLE II

LOAN ADVANCE AND REPAYMENT

Section 2.01          Single Advance. Subject to the terms and conditions set forth herein, and in reliance on Borrower’s representations, warranties, and covenants as set forth herein, Lender will fund the Loan in a single advance to Borrower on the Effective Date. The Loan shall be evidenced by this Note made by Borrower to the order of Lender which shall bear interest and be paid upon the terms and conditions set forth herein.

Section 2.02          Calculation of Interest.

(a)            Applicable Interest Rate. Except as otherwise provided in this Note, the outstanding balance of the Loan shall accrue interest at the Applicable Interest Rate (as hereinafter defined) from the date of this Note until the entire Debt is paid in full, whether at maturity, upon acceleration, by prepayment, or otherwise. As used herein and in the other Loan Documents, the term “Applicable Interest Rate” means fifteen percent (15%) per annum.

(b)            Computation of Interest. Interest due on the Loan shall be paid in arrears and calculated based on a 360-day year composed of the actual number of days elapsed for any whole or partial month in which interest is being calculated, except that interest due for a period of less than a full calendar month shall be calculated by multiplying the actual number of days elapsed in such partial month by a daily rate calculated on said 360-day year.

(c)            No Adjustments. All payments made by Borrower hereunder shall be made free and clear of, and without reduction for, or on account of, any income, stamp, or other taxes, levies, imposts, duties, charges, fees, deductions, or withholding imposed, levied, collected, withheld, or assessed by any government or taxing authority. If any such amounts are required to be withheld from amounts payable to Lender, the amounts payable to Lender under the Loan Documents shall be increased by such amounts. If any such amounts are payable by Borrower, Borrower shall pay all such amounts by their due date and promptly send Lender a copy of an original official receipt showing payment thereof. Borrower shall indemnify Lender for any taxes, interest, or penalties that may become payable by Lender as a result of any such failure by Borrower to pay such amounts as they become due.

(d)	Increased Cost of Maintaining Interest; Right of Acceleration.

(i)             If any law, regulation, rule, or guideline hereafter is enacted or modified, whether or not they have the force of law, and compliance therewith results in an increase in the cost to Lender (including, without limitation, a reduction in the income received by Lender) in making, funding, or maintaining interest on the Loan at the interest rate herein provided, then, within ten (10) Business Days after written demand by Lender, Borrower shall pay Lender the additional amounts necessary to compensate Lender for such increased costs.

(ii)            Without limiting the foregoing, if Borrower is prohibited by applicable law from paying any amount due to Lender under Section 2.02(c) or this Section 2.02(d), Lender may elect to declare the unpaid principal balance of the Loan, together with all unpaid interest accrued thereon and all other amounts due hereunder, due and payable within thirty (30) days of Lender’s written notice to Borrower in which event no prepayment penalty or premium shall be due. Lender’s delay or failure in accelerating the Loan upon the discovery or occurrence of an event under Section 2.02(c) or this Section 2.02(d) shall not be deemed a waiver or estoppel against the exercise of such right.

Section 2.03          Loan Payments.

(a)            Payment at Closing. If the Loan is funded on a date other than the first (1st) day of a calendar month, Borrower shall pay to Lender at the time of funding an interest payment calculated by multiplying (i) the number of days from and including the Effective Date to (and including) the last day of the payment period by (ii) a daily rate based on the Applicable Interest Rate.

(b)           Monthly Debt Service. On the first day of each calendar month (each, a “Monthly Payment Date”) during the term of this Note commencing on June 1, 2026, Borrower shall pay to Lender in immediately available funds equal monthly installments of interest only in the amount of interest that has accrued on the Loan at the Applicable Interest Rate during the applicable payment period.

(c)            Maturity Date. On May 25, 2027 (the “Maturity Date”) subject, however, to Lender’s right to accelerate the Loan after an Event of Default and as the same may be extended pursuant to the terms herein, Borrower shall pay the outstanding principal balance of the Loan, together with all accrued and unpaid interest thereon and all other unpaid amounts due under this Note, the Mortgage, and the other Loan Documents which shall become immediately due and payable in full, time being of the essence.

(d)           Extension Options. Notwithstanding the foregoing, provided that no monetary default or any other Event of Default has occurred and is continuing, Borrower shall have two (2) options to extend the Maturity Date for a period of one (1) year each, on the same terms and conditions as set forth in this Note and the other Loan Documents, by delivering to Lender, no later than thirty (30) days prior to the then-existing Maturity Date: (i) written notice of Borrower’s election to extend; and (ii) an extension fee equal to one percent (1%) of the outstanding principal balance of this Note, plus all accrued but unpaid interest, as of the date of such extension (the “Extension Fee”). Upon Lender’s receipt of such written notice and Extension Fee in accordance with the foregoing, the Maturity Date shall automatically be extended by one (1) year.

Section 2.04          Payments Generally.

(a)            Delivery of Payment. All payments due to Lender under this Note and the other Loan Documents are to be paid to Lender at the address set forth above, or at such other place as Lender may designate in writing from time to time. All amounts due under this Note and the other Loan Documents shall be paid in immediately available funds without setoff, counterclaim, or any other deduction whatsoever.

(b)           Credit for Payments. All payments of interest, principal, and all other sums due hereunder shall be made in lawful money of the United States of America no later than 12:00 p.m. Eastern Time on the date on which such payment is due by check, or by wire transfer of immediately available funds to Lender’s account at the address designated by Lender in writing to Borrower from time to time. Whenever any payment shall be due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

(c)            Invalidated Payments. If any payment received by Lender is deemed by a court of competent jurisdiction, pursuant to a final, non-appealable order, to be a voidable preference or a fraudulent conveyance under any applicable bankruptcy, insolvency, or other debtor relief law, and is required to be returned by Lender, then the obligation to make such payment shall be reinstated, and such payment shall be immediately due and payable upon demand notwithstanding that the Note may have been marked satisfied and returned to Borrower or otherwise canceled.

(d)            Late Charges. If any payment or sum due under this Note (other than the payment due at maturity or acceleration), is not paid in full within five (5) Business Days of the due date, Lender may charge Borrower an amount equal to five percent (5%) of the overdue amount (the “Late Charges”) as liquidated damages. Late Charges are to defray the expenses incurred in connection with handling and processing and the loss of use of such funds, which expenses would be impracticable to quantify. Borrower acknowledges that the Late Charges are a reasonable estimate of such expenses. Unpaid Late Charges shall be added to the Debt.

(e)            Default Interest Rate. Upon the occurrence and during the continuance of an Event of Default, the interest rate on the Loan shall increase to the Applicable Interest Rate plus five (5) basis points (the “Default Rate”). Interest shall continue to accrue at the Default Rate until such Event of Default has been cured or waived, or until full payment of the delinquent amount has been received. In addition, Lender shall have the right, without acceleration of the Loan, to collect interest at the Default Rate on any payment due hereunder which is not received by Lender on or before the date on which such payment is due (subject to any applicable grace period). Interest at the Default Rate shall accrue on any judgment obtained by Lender in connection with any enforcement of the Loan or any of the obligations due under the other Loan Documents until such judgment is paid in full with interest at the Default Rate. Borrower acknowledges that it would be extremely difficult or impracticable to determine Lender’s actual damages resulting from any default, and the Default Rate is a reasonable estimate of those damages and does not constitute a penalty.

(f)            Application of Payments. Except after an Event of Default, all payments made by Borrower shall be applied first to the payment of Late Charges, then to advances made by Lender to protect the Property or to perform an Obligation that Borrower fails to perform, then to the payment of accrued and unpaid interest at the Applicable Interest Rate or the Default Rate, as applicable, and then to the reduction of the outstanding principal. Notwithstanding the foregoing, during the continuance of an Event of Default, all payments made hereunder may be applied by Lender in such order, priority and in such proportion as Lender shall elect in its sole discretion. No amount repaid hereunder may be reborrowed.

Section 2.05          Usury Savings Clause. At no time is Borrower required to pay interest on the Loan or on any other payment due under the Loan at a rate which would subject Lender either to civil or criminal liability as a result of being in excess of the maximum interest rate permitted by law. If interest, or any amount deemed interest, whether paid or payable by Borrower exceeds or is deemed to exceed the maximum interest rate permitted by Applicable Law, then the amount to be paid shall be reduced by such amount so that the amount to be paid shall not exceed the maximum rate permitted by Applicable Law. Any payments made in excess of such maximum interest rate shall be deemed to have been payments of principal in inverse order of maturity and not of interest.

ARTICLE III

LOAN PREPAYMENT

Section 3.01          Prepayment. Borrower acknowledges that Lender is making the Loan at the Applicable Interest Rate and upon the other terms herein set forth in reliance upon Borrower’s promise not to prepay the Loan except as permitted herein. Except as expressly provided in Section 3.02, Borrower agrees that Borrower shall have no right to prepay all or any part of the Loan.

Section 3.02         Permitted Prepayments. Provided no Event of Default then exists under the Loan, upon not less than thirty (30) days prior written notice to Lender, Borrower may prepay the Loan in whole or in part without penalty, provided Borrower pays with such prepayment all other outstanding amounts then due and owing under this Note and other Loan Documents.

ARTICLE IV

EVENTS OF DEFAULT AND REMEDIES

Section 4.01          Events of Default. The occurrence of any of the following events shall constitute an event of default (“Event of Default”) under this Note:

(a)            Failure to Pay. Borrower fails (i) to pay the amount due on the Maturity Date, (ii) to pay any monthly interest payment due under this Note within five (5) Business Days of when due, (iii) to pay any other payment due under this Note within five (5) Business Days of written notice from Lender that such payment was not received when due, or (iv) to perform any other non-monetary obligation due under this Note within thirty

(30)   days after written notice from Lender specifying such failure (provided that if such non-monetary default is of a nature that it cannot reasonably be cured within such thirty

(30)  day period, Borrower shall have such additional time as may be reasonably necessary, up to a maximum of ninety (90) days, so long as Borrower commences cure within such thirty (30) day period and diligently pursues such cure to completion).

(b)           Affiliate Lease Cross-Defaults. Any default beyond applicable notice and cure periods shall occur and be continuing under any lease agreement between any affiliate of Borrower and any affiliate of Lender (“Affiliate Lease Agreement”).

(c)            Loan Document Cross-Default. Any default beyond applicable notice and cure periods shall occur under any other Loan Document.

Section 4.02 Remedies. During the continuance of an Event of Default, Lender shall be entitled to exercise all rights and remedies at law or in equity available to Lender under this Note, the Mortgage, and the other Loan Documents which rights and remedies are incorporated herein by specific reference.

(a)           Remedies Cumulative. The rights and remedies available to Lender shall be cumulative and may be exercised independently, concurrently, or successively in Lender’s sole discretion on one or more occasions, as applicable.

(b)           Notice and Demand Waived. Notice or demand given to Borrower in any instance shall not, by itself, entitle Borrower to notice or demand in a similar or subsequent instance nor shall any such notice or demand constitute a waiver by Lender of its rights to take any further action without notice or demand.

(c)            Partial Exercise. No partial exercise by Lender of any right or remedy exercised pursuant to this Note shall preclude further exercise of such remedy or the exercise of any other remedy available to Lender in contract, at law, or in equity.

(d)           No Prejudice to Lender’s Rights. Lender may release security for the Loan, may release any party liable for the Loan, may grant extensions or forbearances with respect thereto, and may apply any security held to repayment of the Loan, in each case, without prejudice to Lender’s rights under this Note. Lender shall not be deemed as a consequence of its delay or failure to act, or by granting any releases, extensions, forbearances, or by applying any security to the balance due, to have waived or be estopped from exercising any rights and remedies Lender may have under the Loan Documents or at law or in equity.

ARTICLE V

NONRECOURSE LOAN; EXCEPTIONS TO NONRECOURSE

Section 5.01         Nonrecourse Generally. Except as otherwise provided in this Article V, or expressly stated in any of the other Loan Documents, Lender shall enforce the liability of Borrower to pay the Debt and perform the Obligations contained in this Note, the Mortgage, and each other Loan Document only against the Property and not against Borrower or any of Borrower’s principals, directors, officers, members, or employees. Notwithstanding the foregoing, this Section 5.01 is not applicable to any guaranty or indemnity executed in connection with the Loan, including the Guaranty.

Section 5.02          Full Recourse Liability. Upon the occurrence of any event described in this Section 5.02, the nonrecourse provisions of Section 5.01 above shall become NULL AND VOID and the Loan shall be FULLY RECOURSE to Borrower, and Borrower shall be personally liable for payment of the Loan and performance of all Obligations under the Loan Documents.

(a)           Property as Asset in Voluntary Bankruptcy. The Property or any part thereof becomes an asset in a voluntary bankruptcy, liquidation, insolvency, or similar proceeding affecting the Property.

(b)           Voluntary Bankruptcy of Borrower. Borrower commences a bankruptcy, liquidation, insolvency, or similar proceeding affecting Borrower.

(c)            Involuntary Bankruptcy. An involuntary bankruptcy or other insolvency proceeding is commenced against Borrower (by a party other than Lender) and Borrower fails to cause its dismissal within sixty (60) days of its commencement or Borrower consents to such proceeding.

(d)	Collusion or Solicitation for Bankruptcy Protection. Borrower or Guarantor:

(i)             Acts in concert with, colludes, or conspires with each other or any other party to cause the filing of any bankruptcy or other insolvency proceeding affecting the Property or Borrower; or

(ii)            Solicits or causes the solicitation of an involuntary bankruptcy or insolvency petition against Borrower or Guarantor.

(e)            Acquiescence or Consent to Bankruptcy. Borrower or Guarantor consents to, acquiesces in, or joins in:

(i)             Any involuntary bankruptcy, liquidation, insolvency, or similar proceeding filed against any of them; or

(ii)            Any application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, Guarantor, or the Property.

(f)             Assignment for the Benefit of Creditors. Any of Borrower or Guarantor makes an assignment for the benefit of creditors, or admits in writing that it is insolvent or unable to pay its debts as they become due.

(g)           Impermissible Transfer. Borrower fails to obtain Lender’s prior written consent to any Transfer in accordance with Section 8.01 of the Mortgage, other than a Transfer for which Lender’s prior written consent is not required pursuant to Section 8.03 of the Mortgage.

(h)	Breach of SPE Covenants. Borrower fails to maintain its status as a single purpose entity.

Section 5.03          Partial Recourse Liability. The nonrecourse provisions of Section 5.01 SHALL NOT APPLY, and Borrower shall be PERSONALLY LIABLE for all Losses (as hereinafter defined) incurred by Lender arising out of, relating to, or attributable to, in whole or in part in connection with the occurrence of any event described in this Section 5.03. As used herein, the term “Losses” means the cost of any and all claims, suits, liabilities (including, without limitation, strict liability under applicable federal and state securities laws), actions, proceedings, obligations, debts, damages, expenses, fines, penalties, charges, fees, judgments, awards, and settlements, of whatever kind or nature, including without limitation, reasonable and documented legal fees and expenses.

(a)            Fraud or Misrepresentation. Fraud, material misrepresentation, or failure to disclose a material fact by Borrower or Guarantor or any Affiliate of either of them on their behalf in:

(i)	the Loan Documents;

(ii)            Any financial statement, certificate, report, or other document furnished by Borrower or Guarantor to Lender in connection with the Loan; or

(iii)	Any request for Lender’s consent made during the term of the Loan.

(b)            Misapplication or Misappropriation of Funds. Intentional or grossly negligent misapplication or misappropriation of:

(i)	Insurance proceeds or condemnation awards in violation of the Loan Documents;

(ii)            Rent received by Borrower after the occurrence and during the continuance of an Event of Default;

(iii)	Rent paid more than one (1) month in advance by tenants under the Leases; and

(iv)           Tenant security deposits, lease termination payments, or other refundable deposits or payments held by or on behalf of Borrower in connection with the Leases.

(c)            Waste. Damage to or loss of all or any part of the Property as a result of physical waste (“physical waste” meaning the diminution in the Property’s value resulting from Borrower’s grossly negligent or willful failure to maintain or repair the Property in a commercially reasonable manner), gross negligence, or willful misconduct by Borrower.

(d)           Unapproved Liens. If Borrower fails to obtain Lender’s prior written consent to any financing or other voluntary Lien or encumbrance affecting the Property, other than (i) trade payables and operational debt incurred in the ordinary course of business, and (ii) any Permitted Additional Financing.

(e)            Tax Liens. Borrower fails to pay Taxes or assessments against the Property and does not cure such failure within thirty (30) days after written notice from Lender, unless there is insufficient cash flow from the Property to pay such Taxes or assessments.

(f)            Lapse of Insurance Coverage. Borrower fails to obtain and maintain the insurance coverages required under the Mortgage or other Loan Documents.

Section 5.04          No Waiver; No Impairment. Notwithstanding anything to the contrary in this Note or any of the Loan Documents, the provisions of this Article V shall not: (a) constitute a waiver, release, or impairment of any obligation evidenced or secured by any Loan Document; (b) impair the rights of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of any of the Loan Documents or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases and Rents, if applicable; or (f) constitute a prohibition against Lender to commence any other appropriate action or proceeding in order for Lender to fully realize the security granted by the Mortgage, including, without limitation, exercising any right which Lender may have under Section 506(a), 506(b), 1111(b), or any other provisions of the Bankruptcy Code to file a claim against Borrower for the full amount of the Debt secured by the Mortgage or to require that all collateral continue to secure the Debt in accordance with this Note and the other Loan Documents.

ARTICLE VI

MISCELLANEOUS

Section 6.01         Incorporation by Reference. The following Sections of the Mortgage are incorporated into this Note in their entirety by specific reference, as if fully set out herein: Section 9.03 (entitled: Omnibus Provisions Pertaining to Mortgagee’s Rights and Remedies); Section 10.01 (entitled: Notices); Section 10.03 (entitled: No Joint Venture; No Third-Party Beneficiaries); Section 10.04 (entitled: Mortgagee Approval); and Section 10.09 (entitled: Waiver of Jury Trial).

Section 6.02         Governing Law. This Note and any claim, controversy, dispute or cause of action (whether in contract, equity, tort or otherwise) based upon, arising out of or relating to this Note and the transactions contemplated hereby shall be governed by the laws of the State of New York without giving effect to its principles of choice of law or conflicts of law.

Section 6.03         Waivers. To the extent permitted by applicable law, Borrower hereby waives presentment, demand for payment, protest, notice of dishonor, notice of protest or nonpayment, notice of intent to accelerate and notice of acceleration of maturity, in each case, in connection with the enforcement of this Note or the taking of any action to collect sums owing hereunder. Nothing in this Section 6.03 shall be construed as a waiver of any notice expressly required under any other provision of this Note or the other Loan Documents.

Section 6.04          Severability. If any term or provision of this Note is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 6.05          Time of Essence. Time shall be of the essence with respect to all of Borrower’s Obligations under this Note.

Section 6.06         Use of Funds. Borrower hereby warrants, represents, and covenants that all funds disbursed hereunder are for, and shall be in connection with business or commercial purposes and that no funds disbursed hereunder are for, or shall be used in connection with personal, family, or household purposes.

Section 6.07         Electronic Execution. The words “execution,” “signed,” “signature,” and words of similar import in the Note shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based record-keeping system, as the case may be, to the extent and as provided for under applicable law, including the New York Electronic Signatures and Records Act (N.Y. Tech. §§ 301 to 309) as amended from time to time.

Section 6.08          Sale or Pledge of Note. Lender shall have the absolute and unrestricted right at any time or from time to time, and without consent by Borrower, or any guarantor, indemnitor, or other person, to sell, pledge or assign all or any portion of this Note and the Loan evidenced by this Note and the Loan Documents, and/or grant or sell participation interests therein, to one or more persons (provided that Lender shall use good faith, commercially reasonable efforts to promptly provide or cause its successor to provide Borrower written notice of the same). Notwithstanding the foregoing, the parties acknowledge and agree that Lender is collateral assigning its interest in the Loan to Thorofare Asset Based Lending REIT Fund V, LLC, a Delaware limited liability (together with its successors and assigns, “Lender Counterparty”), and no such notice shall be required to be delivered to Borrower with respect to such Lender Counterparty and collateral assignment. Borrower shall, and shall cause any guarantor and indemnitor to, execute, acknowledge and deliver any and all instruments reasonably requested by Lender to evidence that the unpaid Debt evidenced by this Note is outstanding and payable without defense, offset or counterclaim of any kind on the terms and provisions set out in this Note and the other Loan Documents. Such assignee(s) or participant(s) shall have the rights and benefits with respect to this Note and the other Loan Documents as such assignee(s) or participant(s) would have if they were the Lender originally named in this Note.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower has executed this Note as of the date set forth above.

256 COUNTY ROUTE 117 PERTH LLC,
a Delaware limited liability company

By:	/s/ Tyson Macdonald
Name: Tyson Macdonald
Title: Chief Financial Officer